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                             APAC TELESERVICES, INC.

         EXHIBIT (11) - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

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                                                      THIRTEEN WEEKS ENDED
                                                         MARCH 31, APRIL 2,
                                                         1996      1995
                                                   (000's omitted, except for
                                                   per share data)


Primary shares:
 Average shares outstanding                                46,200    39,600
 Net effect of dilutive stock options - based upon the
  treasury stock method using average market price          1,478       486
    Totals                                                 47,678    40,086

Fully diluted shares:
 Average shares outstanding                                46,200    39,600
 Net effect of dilutive stock options - based upon the
  treasury stock method using quarter-end market
  price                                                     1,843       486
    Totals                                                 48,043    40,086

Net income                                                $ 4,715   $ 2,526

Pro forma income data:
 Net income as reported                                             $ 2,526
 Pro forma adjustment to
  recognize "C" corporation
  provision for income taxes                                           (989)
    Pro forma net income                                            $ 1,537

Primary per share amounts:
 Net income as reported                                   $  0.10   $  0.06
 Pro forma adjustment                                           -     (0.02)
  Net income as adjusted                                  $  0.10   $  0.04

Fully diluted per share amounts:
 Net income as reported                                   $  0.10   $  0.06
 Pro forma adjustment                                           -     (0.02)
  Net income as adjusted                                  $  0.10   $  0.04
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